Exhibit 10.8

Power of Attorney

Date:

I, [SHAREHOLDER], a citizen of the People’s Republic of China (“China” or the “PRC”) whose Identification Card No. is [***]/a corporation organized under the laws of [JURISDICTION], and a holder of [***]% of the registered capital of Beijing Cheche Technology Co., Ltd. (the “Beijing Cheche”) as of the date of this Power of Attorney, hereby irrevocably authorize and entrust Cheche Technology (Ningbo) Co., Ltd. (the “WFOE”) to exercise the following rights and handle the following matters on my behalf relating to all equity interests held by me now and in the future in Beijing Cheche (the “My Shareholding”), during the term of this Power of Attorney:

The WFOE is hereby authorized, as my sole and exclusive agent and attorney, to act on behalf of myself with respect to all rights and matters concerning My Shareholding, including without limitation to: 1) convening and attending shareholders’ meetings of Beijing Cheche; 2) exercising all of the shareholder’s rights and shareholder’s voting rights that I am entitled to under the laws of China and the articles of association of Beijing Cheche; 3) handling the sale, transfer, pledge or disposition of My Shareholding (in part or in whole), including without limitation executing all necessary equity transfer documents and other documents for disposal of My Shareholding and fulfilling all necessary procedures; 4) representing myself in executing any resolutions and minutes as a shareholder and a director of Beijing Cheche on my behalf; 5) nominating, electing, designating, appointing or removing on behalf of myself the legal representative, directors, supervisors, general managers, chief executive officer and other senior management members of Beijing Cheche; and 6) approving the amendments to Beijing Cheche’s articles of association. Without written consent by WFOE, I have no right to increase, decrease, transfer, pledge, or by any other manner to dispose or change My Shareholding.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority to, on behalf of myself, execute all and any supplementary agreements, ancillary documents, modifications, and/or amended and restated versions in relation to the Exclusive Option Agreement and the Equity Interest Pledge Agreement by and among WFOE, Beijing Cheche and myself dated June 18, 2021, and the Exclusive Option Agreement and the Equity Interest Pledge Agreement by and among WFOE, Beijing Cheche and myself dated November 14, 2022, and the Exclusive Business Cooperation Agreement dated November 22, 2018, by and among WFOE and Beijing Cheche, and any documents and agreements I shall sign as required in the aforesaid agreements (including without limitation the “Transfer Contract” for the transfer of the “Optioned Interests” as described under the Exclusive Option Agreement), and perform the obligations under the aforesaid documents and agreements.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by the WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify the actions taken by the WFOE and the documents executed by the WFOE in relation to My Shareholding.

I hereby agree that the WFOE has the right to re-authorize or assign one or multiple matters and its rights related to such matters under this Power of Attorney to any other person or entity at its own discretion and without obtaining my prior consent. If required by PRC laws, the WFOE shall designate a qualified PRC citizen to handle such matters and exercise such rights as set forth in this Power of Attorney.

This Power of Attorney takes effect as of the date hereof. During the period that I am a shareholder of Beijing Cheche, this Power of Attorney shall be irrevocable and continuously effective and valid from the date of execution of this Power of Attorney.

In the event of any dispute with respect to the construction and performance of this Power of Attorney, either I or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable) may submit the relevant dispute to the Beijing Arbitration Commission for arbitration, in accordance with its Arbitration Rules and procedures in effect at the time. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all parties. To the extent permitted by PRC laws, the arbitration tribunal may grant any remedies in accordance with the provisions of this Power of Attorney and applicable PRC laws, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of Beijing Cheche and awards directing Beijing Cheche to conduct liquidation. To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either I or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable) may seek preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration. Without violating the applicable governing laws, the courts of Hong Kong, Cayman Islands, China and the place where the principal assets of Beijing Cheche are located shall all be deemed to have competent jurisdiction. During the arbitration, except for the matters under dispute and contested by myself or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable), this Power of Attorney shall remain effective.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English. In case of any conflicts between the Chinese version and the English Version, the Chinese version shall prevail.

By:
Name:

Witness: _____________________
Name:

Accepted by:

Cheche Technology (Ningbo) Co., Ltd. (Seal)

By:
Name:	ZHANG Lei
Title:	Legal Representative

Acknowledged by：

Beijing Cheche Technology Co., Ltd. (Seal)

By:
Name:	ZHANG Lei
Title:	Legal Representative

Schedule I

Name of the Shareholder	Execution Date
Zhang Lei	November 22, 2018, October 10, 2019, June 18, 2021, November 14, 2022
Wang Zhendong	November 22, 2018, October 10, 2019, June 18, 2021
Beijing Zhongjinhuicai Investment Management Co., Ltd.	November 22, 2018, October 10, 2019, June 18, 2021
Zhuhai Hengqin Huarongzhifu Investment Management Co., Ltd.	November 22, 2018, October 10, 2019, June 18, 2021
Beijing Cheche Technology Investment Center, LLP	November 22, 2018, October 10, 2019, June 18, 2021
Shenzhen Ruiyuan Investment Enterprise, LLP	November 22, 2018, October 10, 2019, June 18, 2021
Huzhou Zhongzejiameng Equity Investment Enterprise, LLP	November 22, 2018, October 10, 2019, June 18, 2021
Beijing Zhongyunronghui Investment Center, LLP	November 22, 2018, October 10, 2019, June 18, 2021
Hangzhou Shunying Equity Investment Enterprise, LLP	November 22, 2018, October 10, 2019, June 18, 2021
Minfu (Tianjin) Asset Management Co., Ltd.	October 10, 2019, June 18, 2021
Guangzhou Lianzhan Enterprise Management Co., Ltd.	June 18, 2021